Exhibit 99.1

Press Release

Niska Gas Storage Partners LLC Declares Quarterly Distribution and Announces Dates for Earnings Release and Analysts’ Conference Call

HOUSTON, July 26, 2011 - Niska Gas Storage Partners LLC (NYSE:NKA) today announced a cash distribution of $0.35 per common and subordinated unit. The distribution will be payable on Friday, August 12, 2011 to unit holders of record at the close of business on Friday, August 5, 2011. This distribution represents the minimum quarterly distribution of $0.35 per unit, or $1.40 per unit on an annualized basis, as set forth in Niska’s operating agreement.  The distribution rate is unchanged from the preceding quarter.

Niska will release its results for the quarter ended June 30, 2011 on August 10, 2011. In addition, Niska will host a conference call detailing its quarterly results on Thursday, August 11, 2011 at 10:00 a.m. Eastern Daylight Time (9:00 a.m. CDT). This call will be webcast by Thomson Reuters and can be accessed at Niska’s website at www.niskapartners.com.

The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson Reuters’ individual investor portal, powered by StreetEvents. Institutional investors can access the call via StreetEvents (www.streetevents.com), a password-protected event management site.

If you are unable to participate in the webcast, you may access the live conference call by dialing the following numbers:

North America:	1-800-510-0219
International:	1-617-614-3451
Access Code:	55774495

A telephonic replay can be accessed until midnight, August 18, 2011 at the following numbers:

North America:	1-888-286-8010
International:	1-617-801-6888
Access Code:	49119350

In addition, an electronic replay and PDF transcript will be available on the Niska website in the Investor Center section under the Presentations and Webcasts tab.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts for gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts for approximately 204.5 Bcf of gas storage capacity.

SOURCE: Niska Gas Storage Partners LLC
Niska Gas Storage Partners LLC
Investor Relations:  Vance Powers or Brandon Tran, 403-513-8600